Exhibit 99.1

Ligand and AvenCell Therapeutics Enter Financing Agreement to Advance Pipeline of Next-Generation CAR-T Therapies for Up to $47 Million

JUPITER, Fla., September 24, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today announced that it has entered into a financing agreement with AvenCell Therapeutics, Inc., a clinical-stage cell therapy company developing controllable, allogeneic CAR-T therapies for patients with cancer, for up to $47 million. The investment will help advance AvenCell’s pipeline, including AVC-201 for the treatment of relapsed/refractory acute myeloid leukemia (AML) and AVC-203 for the treatment of B-cell malignancies.

Under the terms of the agreement, Ligand has committed up to $41 million in exchange for a mid single-digit to low double-digit royalty on worldwide annual net sales of all current and future AvenCell pipeline assets, including AVC-201 and AVC-203, with the applicable rate determined based on the total amount ultimately funded. The capital will be funded in four tranches: with the first payable at closing, and the remaining three tranches payable upon achievement of certain predetermined clinical milestones and other specified financing conditions. Ligand has also committed up to $6 million in concomitant Series C financing, details of which will be announced separately.

“AvenCell has built a differentiated cell therapy platform that brings together CRISPR-engineered allogeneic CAR-T technology with a unique switchable CAR approach designed to provide greater control over CAR-T activity,” said Todd Davis, CEO of Ligand. “We believe the combination of these technologies, together with the encouraging clinical data generated to date with AVC-201, highlights the potential of AvenCell’s platform across a broad range of diseases. We look forward to working closely with the AvenCell team as it advances its pipeline of next-generation cell therapies.”

AvenCell was founded in 2021 combining switchable CAR-T technology developed by GEMoaB GmbH (now AvenCell Europe GmbH) with Intellia’s CRISPR/Cas9-based Allogeneic Engineering Technology to develop next-generation cell therapies designed to overcome key limitations of existing CAR-T treatments. AvenCell’s proprietary platform is designed to enable readily available, “off-the-shelf” cell therapies with greater control over CAR-T activity and the potential for broad application across hematologic malignancies and autoimmune diseases.

The company’s lead program, AVC-201, is an anti-CD123 CAR-T currently in a Ph1b expansion trial for the treatment of relapsed or refractory AML. AvenCell is also advancing AVC-203, a Phase 1a program for B-cell malignancies.

“We are excited to have the support and expertise of the Ligand team as we look to advance our pipeline programs through the clinic,” said Andrew Schiermeier, President & CEO of AvenCell. “This investment provides us critical resources to support the continued development of these potentially important new treatment options for patients impacted by these difficult-to-treat cancers.”

Exhibit 99.1
Hogan Lovells Cadwalader served as legal advisor to Ligand.

About Ligand
Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. Ligand owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 200 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. Ligand’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements relating to the expected funding and use of proceeds under the financing arrangement; satisfaction of conditions to, and the timing and amount of, future royalty and equity investments; the development, regulatory progress, clinical performance, safety, efficacy, commercial potential and potential indications of AVC-201, AVC-203 and AvenCell’s platform and other products; the potential for AvenCell’s technologies to address limitations of existing CAR-T therapies; future sales of covered products; Ligand’s expected receipt of royalties; and Ligand’s royalty portfolio strategy and expected revenue characteristics. These statements are based on various assumptions and on the current expectations of Ligand’s management and are not predictions of actual performance. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, many of which are beyond Ligand’s control. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the possibility that conditions to future funding are not satisfied or that optional investments are not made; AvenCell’s ability to use the financing as anticipated and to continue funding its operations and development programs; the preliminary nature of clinical data and the limited number of patients evaluated to date; the possibility that results observed in early-stage clinical trials may not be replicated in later or larger trials; adverse events, safety issues or unfavorable benefit-risk profiles; delays or failures in clinical development, patient enrollment, manufacturing, regulatory interactions or regulatory approvals; the possibility that additional or randomized clinical trials may be required; manufacturing, supply-chain, comparability and scalability challenges associated with cell therapies; competition from existing and future therapies; intellectual property risks, including the possibility that pending patent applications do not issue or provide meaningful protection; Ligand’s reliance on AvenCell, its license partners, manufacturers and other third parties to develop, manufacture and commercialize covered products and to calculate and pay royalties; the possibility that covered products are never approved or commercialized, or that sales are lower than expected; the scope and duration of

Exhibit 99.1
Ligand’s royalty rights under the definitive agreements; and the other risk factors discussed under the heading “Item 1A. Risk Factors” in Ligand’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on February 27, 2026, and Ligand’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 8, 2026 and August 7, 2026, respectively. Ligand cautions against placing undue reliance on these forward-looking statements, which speak only as of the date of this press release, and undertakes no obligation to update any forward-looking statements except as required by law.

Contacts

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072